UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2014

VANELL, CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-186282	33-1225521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 East Commercial Blvd PH-D Fort Lauderdale, FL	33308
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 954-440-4678

Res. San Antonio Bk 10, Pje 7 N5 San Antonio Del Monte, Sonsonate, El Salvador SV-106090030
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On January 22, 2014, Francisco Douglas Magana (the “Seller”), Vanell, Corp. (the “Company”) and Train Travel Holdings Inc., a Florida corporation (the “Purchaser” or “TTHI”), entered into a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which Francisco Douglas Magana sold to the Purchaser 3,000,000 shares (the “SPA Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a price of $0.20 per share, for aggregate proceeds to the Seller of $150,000.

The foregoing description of the terms of the Stock Purchase Agreement are qualified in their entirety by reference to the Stock Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K (the “Report”), which is incorporated by reference herein.

Train Travel Holdings Inc. has assembled a strong management team with decades of successful railroad experience, specifically in the owning and operating of Entertainment Railroads. With this firm foundation, TTHI will specifically benefit from our transition to a publicly traded company that will open up opportunities for accelerated growth by rapid acquisitions of entertainment railroads around the country and abroad.

Our goal is to consistently provide customers a destination package on a real moving train that creates a memorable dining and entertainment experience. We intend to build a reputation for creating an exquisite onboard dining and entertainment experience.

A rollup of an increasing number of such trains will be Train Travel Holdings Inc.’s prime objective. The Company’s goal is to “capture a significant percentage of the market share, thus establishing a dominant presence in the industry, and thus increase shareholder value,” stated Neil Swartz, CEO of Train Travel Holdings Inc.

As part of this rollup strategy, Train Travel Holdings Inc. will benefit from a centralized booking and management systems with anticipated cost reductions. Additionally, we will expand the various acquisition websites and social media that will serve as the start of a branding campaign extending to rail enthusiasts worldwide. Furthermore, by using an integrated ticketing and reservation service that will interface with a sophisticated customer service database system to facilitate faster processing of requests, we will be able to personalize the customer experience based on a traveler’s previous preferences.

Item 3.02 Unregistered Sales of Equity Securities

Reference is made to the disclosure set forth under Items 1.01 of this Report regarding the transfer of 3,000,000 shares of Common Stock to the Purchaser, which disclosure is incorporated herein by reference to this Item 3.02.

The Company believes that the issuance of the Shares was a transaction not involving a public offering and was exempt from registration with the Securities and Exchange Commission pursuant to Rule 4(2) of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the Stock Purchase Agreement, Francisco Douglas Magana resigned from his position as President, Chief Executive Officer and Chief Financial Officer. The resignation of Mr. Magana is not a result of any disagreements relating to the Company’s operations, policies or practices.

At such time, Neil Swartz was nominated to serve as Director, President and CEO of the Company and Mr. Timothy Hart will be nominated to serve as Director, Secretary and CFO of the Company.

Mr. Swartz has firsthand knowledge in a variety of established and effective business strategies provide clients with a unique advisory service. Mr. Swartz’s business experience includes titles as Managing Director of Sunbelt South East Florida, LLC, a Business Brokerage of Mergers and Acquisitions firm with 350 offices worldwide. Prior to those events, Mr. Swartz was chairman and CEO of a software company, which he took public on the NASDAQ Small Cap Market. Under his management, the company went from building one product to over thirty with in-house manufacturing capabilities. Mr. Swartz is a CPA and received a BS degree from Northeastern University in accounting. He is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

Mr. Hart has over thirty years of vast accounting and finance experience, including 10 years with KPMG, one the world’s largest international public accounting firms. Most recently, Mr. Hart expanded his private practice to form R3 Accounting LLC and has extensive experience dealing with SEC and other regulatory matters, such as initial and secondary public offerings, private placements, formulating responses to various SEC inquiries, compliance with SEC reporting requirements (Forms 10-K, 10-Q and 8-K), dealing with banks, private investors and investment bankers in obtaining debt and/or equity financing, and appearing before the IRS representing clients on IRS audits. He also has widespread experience with mergers and acquisitions, including transactional documentation, back and front office systems implementations for small to medium sized businesses, business consulting with small public and private companies and their executives and various other accounting, finance and tax services. Mr. Hart holds a bachelor’s degree in Accountancy, Economics and Business Administration from Thomas More College, and has been a certified public accountant since 1984. He is also a former Chairman of the Chamber of Commerce for Oakland Park /Wilton Manor.

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agreement dated January 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANELL, CORP.

Date: January 23, 2014	By:	/s/ Neil Swartz
Neil Swartz
President and Chief Executive Officer and Chief Financial Officer